Hologic Announces Third Quarter Fiscal 2013 Operating Results

Revenues In-line with and EPS Exceeding Guidance as Pre-Announced

Company Updates Guidance for Fiscal 2013 Under New Leadership

BEDFORD, Mass., Aug. 5, 2013 /PRNewswire/ -- Hologic, Inc. (Hologic or the Company) (NASDAQ: HOLX), a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products, with an emphasis on serving the healthcare needs of women, today announced its results for the third fiscal quarter ended June 29, 2013.

Highlights of the Quarter Include:

  Revenues of $626.1 million.
  Net loss of $11.0 million, or $0.04 per diluted share, calculated in accordance with U.S. generally accepted accounting principles (GAAP).
  Non-GAAP net income of $103.2 million, or $0.38 per diluted share, and adjusted EBITDA (non-GAAP earnings before interest, taxes, depreciation and amortization) of $227.5 million.
  Announced a strategic alliance with Quest Diagnostics to more broadly offer testing based on Hologic's Aptima family of products, as well as to co-develop and promote advanced diagnostic solutions to improve women's health.
  Publication of the results of three large scale clinical studies on the benefits of Hologic's 3D Dimensions Tomosynthesis in breast cancer screening. The study findings were consistent – Hologic's tomosynthesis system reduces recall rates while simultaneously improving cancer detection.
  KLAS, a research firm specializing in reporting on the performance of healthcare vendors, announced in their annual survey of healthcare executives and clinicians that users surveyed ranked Hologic's 3D Dimensions, 2D Selenia, and 2D Dimensions mammography systems first, second, and third, respectively, in the digital mammography category.

Highlights Subsequent to the Quarter Include:

  August 2, 2013 – Improved financial flexibility with the Term Loan B facility (Term B) refinancing and associated Credit Agreement amendments, which reduced the interest rate on the Term B by 75 basis points, increased flexibility to return capital to shareholders and voluntarily prepaid $200 million of the Term B.
  July 30, 2013 – On-line publication in Radiology of a large clinical study by radiologists at Yale University School of Medicine that found the addition of Tomosynthesis technology to conventional 2D mammography in breast cancer screening resulted in a 30% reduction in the overall recall rate.
  July 23, 2013 – Announced U.S. Food and Drug Administration (FDA) approval of Hologic's Aptima HPV assay for use on the Company's Panther molecular testing platform.
  July 18, 2013 – Announced the appointment of Jack Cumming as President and Chief Executive Officer.
  July 15, 2013 – Announced the commercial release of Affirm, the world's first 3D guided breast biopsy option.

A reconciliation of historical GAAP to non-GAAP results is included as an attachment to this press release.

Third Quarter Fiscal 2013 Operating Results Overview:

Third quarter fiscal 2013 revenues totaled $626.1 million, an increase of 33.2% compared to revenues of $470.2 million in the third quarter of fiscal 2012.

The increase in revenues compared to the same period in the prior year was driven primarily by:

  The inclusion of Gen-Probe revenues;
  Record placements of 3D Dimensions tomosynthesis systems;
  An increase in service revenues from the Company's increased installed base of digital mammography systems; and
  Higher sales of MyoSure hysteroscopic tissue removal (MyoSure) systems and breast biopsy products.

The overall revenue increase was partially offset by lower year-over-year sales of:

  Legacy Hologic Diagnostics products, primarily ThinPrep;
  NovaSure endometrial ablation (NovaSure) systems;
  2D Selenia and 2D Dimensions mammography systems; and
  Adiana permanent contraception (Adiana) systems due to the Company's decision in 2012 to discontinue this product line.

Foreign currencies had a negligible impact on revenues compared with the third quarter of fiscal 2012.

Third quarter fiscal 2013 net loss was $11.0 million, or $0.04 per diluted share, compared with net income of $23.6 million, or $0.09 per diluted share, in the third quarter of fiscal 2012. Third quarter fiscal 2013 non-GAAP net income was $103.2 million, or $0.38 per diluted share, an increase of 11.5% and 8.6%, respectively, compared to $92.6 million, or $0.35 per diluted share, for the same period in the prior year.

For the nine months ended June 29, 2013, revenues totaled $1.87 billion. Excluding the effect of a net adjustment of $(19.7) million, primarily related to a purchase accounting adjustment recorded for contingent revenue earned and received under Gen-Probe's collaboration agreement with Novartis, non-GAAP revenues were $1.89 billion, an increase of 33.6% compared to revenues of $1.41 billion for the nine months ended June 23, 2012.

For the nine months ended June 29, 2013, Hologic reported a net loss of $58.9 million, or $0.22 per diluted share, compared with net income of $4.1 million, or $0.02 per diluted share, for the nine months ended June 23, 2012. The Company's non-GAAP net income of $298.9 million, or $1.10 per diluted share, for the nine months ended June 29, 2013, increased 10.9% and 8.9%, respectively, compared to $269.4 million, or $1.01 per diluted share, for the same period in the prior year.

The following non-GAAP financial measures are included in this press release: revenues, net income, earnings per diluted share (EPS), and adjusted EBITDA. The Company's definitions of these non-GAAP financial measures, and the reconciliations of these historical measures to the Company's comparable GAAP financial measures for the periods presented, are set forth in the supplemental information attached to this press release. When analyzing the Company's operating performance, investors should not consider these non-GAAP measures as a substitute for the comparable financial measures prepared in accordance with GAAP.

"We are pleased our third quarter revenues were in-line with and our EPS exceeded guidance. Although we have lowered expectations for the remainder of the fiscal year, I am confident we have the necessary platforms and breadth of assets to drive organic growth and deliver strong profitability," said Jack Cumming, President and Chief Executive Officer. "We are committed to improving our performance and execution in order to capitalize on the opportunities in the changing market landscape and position Hologic for success. Our customers worldwide are embracing our 3D breast tomosynthesis technology, and we continue to extend our market leadership position in molecular diagnostics. We are focused on strategies that will allow us to return capital to our shareholders, while still capitalizing on the many opportunities that lie ahead. We are very well positioned to deliver enhanced value for our customers, patients and shareholders."

Third Quarter Fiscal 2013 Revenue Overview by Segment (As Compared to the Third Quarter Fiscal 2012):

  Diagnostics revenues increased 87.4% to $297.4 million, compared to $158.7 million in the prior year. Sales growth was driven primarily by the inclusion of Gen-Probe revenues of $146.9 million, partially offset by a decrease in legacy Diagnostics product sales, primarily ThinPrep. Gen-Probe revenues no longer include the LIFECODES business, which was divested on March 22, 2013. LIFECODES revenues historically approximated $10 to $12 million per quarter.
  Breast Health revenues grew 8.8% to $230.0 million compared to $211.5 million in the prior year. Revenue growth was driven by: a $13.1 million, or 9.7%, increase in product revenues primarily as a result of strong 3D Dimensions system sales; and service revenue growth of $5.5 million, or 7.2%, from the Company's growing installed base of digital mammography systems. The Company continues to experience an increasing sales shift to 3D Dimensions systems from its 2D Selenia and 2D Dimensions systems. Product revenues from 3D Dimensions systems increased approximately $20.0 million while, as expected, overall sales of 2D systems resulted in a modest revenue decline. Sales of the Company's breast biopsy products, primarily Eviva, continued to increase year-over-year.

  GYN Surgical revenues totaled $75.8 million compared to $77.7 million in the prior year, a decrease of 2.4%. The decrease was due to lower NovaSure system sales and the impact of the Company's decision in the second quarter of fiscal 2012 to discontinue sales of the Adiana product line. These decreases were largely offset by higher MyoSure system sales. Excluding $2.2 million of Adiana revenues in the prior year period, GYN Surgical revenues increased 1%.

  Skeletal Health revenues totaled $22.9 million compared to $22.4 million in the prior year, an increase of 2.2%. This increase was driven by an increase in sales of both bone densitometry and mini C-arm systems.

Highlights:

Hologic Appoints Jack W. Cumming President and Chief Executive Officer:

On July 18, 2013, the Company announced that Jack Cumming was named President and Chief Executive Officer of Hologic. Mr. Cumming joined Hologic in 2001 and served as Chief Executive Officer from 2001 to 2009. During the last four years, Mr. Cumming served as Global Strategic Advisor for Hologic.

Hologic and Quest Diagnostics (Quest) Form Strategic Alliance:

On June 6, 2013, the Company and Quest jointly announced a strategic alliance to more broadly offer testing based on Hologic's Aptima family of products, as well as to co-develop and promote advanced diagnostic solutions to improve women's health. Under the agreement, Quest is transitioning to a broader offering of services, which includes FDA-approved or cleared assays for HPV, HPV genotyping, chlamydia, gonorrhea and trichomonas vaginalis. In addition, Quest continues to utilize Hologic's leading line of ThinPrep liquid-based cytology products. The agreement is non-exclusive with an initial term of five years.

Hologic's 3D Dimensions Breast Tomosynthesis System Places First in KLAS Annual Survey of Mammography Equipment Users:

KLAS, a research firm specializing in monitoring and reporting on the performance of healthcare vendors, announced that Hologic's 3D Dimensions breast tomosynthesis, 2D Selenia, and 2D Dimensions mammography systems placed first, second and third, respectively, in the digital mammography category in the KLAS annual survey of healthcare executives and clinicians. This is the fourth year in a row that users have ranked a Hologic digital mammography system highest in the category.

Product Approvals and Clearances:

On July 23, 2013, the Company announced FDA approval of its Aptima HPV assay on its Panther system. The Aptima HPV test is performed with Hologic's ThinPrep liquid cytology specimen and can be tested before and after it has been processed for cytology testing on the Company's ThinPrep 2000 system. The addition of the Aptima HPV assay to the Panther's women's health testing menu extends the ability of low- to high-volume laboratories to run multiple tests from a single specimen, on a cost-effective, highly-flexible, and fully-automated molecular testing platform.

On July 15, 2013, the Company announced that it expanded its interventional and imaging solutions for breast health with the launch of the world's first 3D breast biopsy option. This technology was developed for the Company's Affirm upright breast biopsy guidance system, which is used in conjunction with both the 2D and 3D Dimensions mammography systems. This new biopsy technique has numerous advantages over traditional stereotactic biopsy procedures, including helping users locate lesions seen only on tomosynthesis images and lesions that are better visualized using 3D imaging, as well as faster lesion targeting and reduced patient procedure time.

Improved Balance Sheet and Financial Flexibility with Refinancing and Partial Repayment of Term B:

On August 2, 2013, the Company entered into a Refinancing Amendment No. 2 (Credit Agreement Amendment 2) that reduced the interest rate on its Term B by 75 basis points (from 3.50% plus LIBOR with a 1.00% floor to 2.75% plus LIBOR with a 1.00% floor). In conjunction with the refinancing, the Credit Agreement Amendment 2 also amends the restrictive covenants in the Credit Agreement to increase the Company's capacity to repurchase shares and issue dividends. In addition, on August 2, 2013, the Company voluntarily prepaid $200 million of the Term B. In connection with this prepayment, the Company will incur a one-time charge to earnings in the fourth quarter of $6 million to write-off certain deferred financing costs and debt discount. Immediately following the completion of this prepayment, the principal amount outstanding on the Term B was approximately $1.285 billion. Hologic estimates the reduction in the interest rate, coupled with the lower loan balance, will result in lower cash interest expense of approximately $19 million per year.

Significant Peer-Reviewed Studies:

Dr. Rose U.S. Tomosynthesis Study.
On May 23, 2013, the results of the first large U.S. clinical study on the use of Tomosynthesis in a clinical site were published in the American Journal of Roentgenology. The study, "Implementation of Breast Tomosynthesis in a Routine Screening Practice: An Observational Study," compared the outcomes of 2D mammography screening exams that were interpreted prior to the introduction of Hologic's 3D Dimensions tomosynthesis system, with screening exams after the introduction of 3D mammography into the practice. The study found that the use of Hologic's 3D Dimensions tomosynthesis screening resulted in a 38% reduction in recall rates and a 35% increase in cancer detection rates, including a 53% increase in invasive cancer detection. The study was led by Dr. Stephen L. Rose, M.D. and is the first large U.S. breast cancer screening analysis to be published in a peer-reviewed journal.

Yale University School of Medicine Study on the Impact of 3D Tomosynthesis on Patient Recall Rates.
On July 30, 2013, a new study by Dr. Brian Haas and his colleagues at Yale University School of Medicine found a 10% increase in cancer detection and a 30% decrease in the overall recall rate when Hologic's Tomosynthesis technology was used in breast cancer screening. The study was published on-line in advance of print in Radiology.

The findings in these studies are consistent with and supplementary to other recent clinical studies on the benefits of Hologic's 3D Dimensions, including the Oslo Tomosynthesis Screening Trial (published in Radiology online in advance of print on January 7, 2013 and in print on April 4, 2013) and the Screening Tomosynthesis or Mammography (STORM) trial in Italy (published in The Lancet Oncology online in advance of print on April 25, 2013).

The Company's guidance includes current operations, including revenues from its approved/cleared products and its recently acquired businesses.

Fourth Quarter Fiscal 2013 (Quarter Ending September 28, 2013):

  The Company expects fourth quarter fiscal 2013 revenues of $615 million to $625 million. Year-over-year, this represents an increase of 2% to 4% over fourth quarter fiscal 2012 non-GAAP revenues of $600.2 million, including an $11.6 million purchase accounting adjustment in the fourth quarter of the prior year. The increase is expected to be driven primarily by the inclusion of an additional month of Gen-Probe revenues in the fourth quarter of fiscal 2013 and, to a lesser extent, the continued ramp-up of new products including 3D Dimensions, Panther, and MyoSure systems. These increases are partially offset by the elimination of revenues from LIFECODES, which were $7 million (approximately two months) in the fourth quarter of fiscal 2012.
  The Company expects non-GAAP adjusted EPS of $0.36 to $0.37. This includes a reduction in EPS of $0.01 from the $6 million charge to earnings to write-off certain deferred financing costs and debt discount in connection with the $200 million voluntary prepayment of the Term B.

Fiscal 2013 (Year Ending September 28, 2013):

  The Company is adjusting its fiscal 2013 non-GAAP revenues to a range of $2.505 billion to $2.515 billion (from a range of $2.53 billion to $2.55 billion). Year-over-year, this represents an expected increase of 24% to 25% over fiscal 2012 non-GAAP revenues of $2.01 billion, including the $11.6 million purchase accounting adjustment in fiscal 2012.
  The Company now expects non-GAAP EPS of $1.46 to $1.47 (from $1.54 to $1.56). This revised guidance also includes a $0.01 reduction in EPS in connection with the Term B prepayment discussed above.

Hologic may not generate expected revenues and may incur expenses or charges, realize income or gains, or execute acquisitions or dispositions in fiscal 2013 that could cause actual results to vary from the guidance above. In addition, the Company is continuing to monitor the effects of the U.S., European and general worldwide economic and regulatory conditions and related uncertainties, including the implementation of healthcare cost containment measures and healthcare reform legislation, as well as foreign currency fluctuations, which, along with other uncertainties facing the Company's business including those referenced elsewhere herein and its filings with the Securities and Exchange Commission, could adversely affect anticipated results.

Conference Call and Webcast:

Hologic's management will host a conference call on Monday, August 5, 2013, at 5:00 p.m. (Eastern) to discuss third quarter fiscal year 2013 operating results. Interested participants may listen to the call by dialing 888-287-5536 or 719-325-2493 for international callers and referencing code 9198877 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through Friday, August 23, 2013, at 888-203-1112 or 719-457-0820 for international callers, access code 9198877. The Company will also provide a live webcast of the call. Interested participants may access the webcast on the Company's website at www.hologic.com/investors-overview. A PowerPoint presentation related to the conference call will be posted to the site.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems, and surgical products, with an emphasis on serving the healthcare needs of women. The Company operates four core business units focused on breast health, diagnostics, GYN surgical and skeletal health. With a comprehensive suite of technologies and a robust research and development program, Hologic is committed to improving lives. The Company is headquartered in Massachusetts. For more information, visit www.hologic.com.

Hologic, Adiana, Affirm, Aptima, Dimensions, Eviva, Gen-Probe, MyoSure, NovaSure, Panther, Selenia and ThinPrep and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements about the Company's plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information included herein based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company's strategies, positioning, resources, capabilities, and expectations for product revenues, future growth delivering enhanced value to its customers, and/or unlocking value for and the return of capital to its shareholders; the anticipated benefit of its strategic alliance with Quest the anticipated benefits of the Gen-Probe acquisition, including anticipated synergies; the anticipated timing of a reimbursement code for tomosynthesis and any other governmental or regulatory approvals or clearances; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company's business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the ability of the Company to successfully manage recent and ongoing leadership and organizational changes, including the ability of the Company to attract, motivate and retain key employees; U.S., European and general worldwide economic conditions and related uncertainties; the Company's reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties for new products or product enhancements; uncertainties regarding the recently enacted or future healthcare reform legislation, including associated tax provisions, or budget reduction or other cost containment efforts; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company's products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; risks associated with strategic alliances and the ability of the Company to realize anticipated benefits of those alliances; risks associated with acquisitions, including without limitation, the Company's ability to successfully integrate acquired businesses, the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated, the risks that acquisitions may involve unexpected costs or unexpected liabilities, including the risks and challenges associated with the Company's recent acquisition of Gen-Probe and operations in China; the risks of conducting business internationally; the risk of adverse exchange rate fluctuations on the Company's international activities and businesses; manufacturing risks, including the Company's reliance on a single or limited source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company's ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company's products; the Company's leverage risks, including the Company's obligation to meet payment obligations and financial covenants associated with its debt; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; technical innovations that could render products marketed or under development by the Company obsolete; and competition.

The risks included above are not exhaustive. Other factors that could adversely affect the company's business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

HOLOGIC, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands)

	June 29, 2013	September 29, 2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 964,385	$ 566,126
Accounts receivable, net	400,428	409,333
Inventories	306,019	367,191
Deferred income tax assets	-	11,715
Prepaid expenses and other current assets	80,513	208,649
Total current assets	1,751,345	1,563,014

Property and equipment, net	501,861	507,998
Intangible assets, net	3,987,157	4,301,250
Goodwill	3,939,172	3,942,779
Other assets	153,668	162,067
	$ 10,333,203	$ 10,477,108

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$ 657,370	$ 64,435
Accounts payable	74,115	87,223
Accrued expenses	359,311	380,003
Deferred revenue	126,609	129,688
Deferred income tax liabilities	41,518	-
Total current liabilities	1,258,923	661,349

Long-term debt, net of current portion	4,347,300	4,971,179
Deferred income tax liabilities	1,553,698	1,771,585
Deferred service obligations- long term	22,436	13,714
Other long-term liabilities	154,212	98,250
Total long-term liabilities	6,077,646	6,854,728

Total stockholders' equity	2,996,634	2,961,031
	$ 10,333,203	$ 10,477,108

HOLOGIC, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended
	June 29, 2013	June 23, 2012

REVENUES
Product sales	$ 529,953	$ 384,593
Service and other revenues	96,183	85,635
	626,136	470,228

COSTS AND EXPENSES (1):
Cost of product sales	187,612	134,062
Cost of product sales – amortization of intangible assets	75,990	45,280
Cost of product sales – impairment of intangible assets	1,714	-
Cost of service and other revenues	51,062	46,246
Research and development	47,779	26,229
Selling and marketing	82,911	76,368
General and administrative	60,476	43,421
Amortization of intangible assets	28,678	15,733
Contingent consideration	22,072	2,226
Restructuring and divestiture charges	6,690	136
	564,984	389,701

Income from operations	61,152	80,527
Interest expense	(67,162)	(25,593)
Other (expense) income, net	(913)	73
(Loss) income before income taxes	(6,923)	55,007
Provision for income taxes	4,027	31,413

Net (loss) income	$ (10,950)	$ 23,594

Net (loss) income per share:
Basic	$ (0.04)	$ 0.09
Diluted	$ (0.04)	$ 0.09

Weighted average number of shares outstanding:
Basic	269,430	264,609
Diluted	269,430	267,294

(1) Stock-based compensation included in costs and expenses during the three months ended June 29, 2013 was $1,677 for cost of revenues, $1,717 for research and development, $2,208 for selling and marketing, $4,754 for general and administrative and $463 for restructuring and divestiture. Stock-based compensation included in costs and expenses during the three months ended June 23, 2012 was $1,220 for cost of revenues, $1,210 for research and development, $1,840 for selling and marketing and $4,484 for general and administrative.

HOLOGIC, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Nine Months Ended
	June 29, 2013	June 23, 2012

REVENUES
Product sales	$ 1,579,323	$ 1,164,774
Service and other revenues	290,838	249,330
	1,870,161	1,414,104

COSTS AND EXPENSES (1):
Cost of product sales	617,165	420,429
Cost of product sales – amortization of intangible assets	227,010	135,792
Cost of product sales – impairment of intangible assets	1,714	-
Cost of service and other revenues	153,515	137,763
Research and development	148,909	83,868
Selling and marketing	265,379	232,367
General and administrative	179,689	131,759
Amortization of intangible assets	85,871	47,204
Contingent consideration	91,785	79,098
Gain on sale of intellectual property, net	(53,884)	(12,424)
Restructuring and divestiture charges	23,085	828
	1,740,238	1,256,684

Income from operations	129,923	157,420
Interest expense	(215,292)	(83,614)
Other income, net	592	4,844
Debt extinguishment loss	(3,247)	(42,347)
(Loss) income before income taxes	(88,024)	36,303
(Benefit) provision for income taxes	(29,088)	32,170

Net (loss) income	$ (58,936)	$ 4,133

Net (loss) income per share:
Basic	$ (0.22)	$ 0.02
Diluted	$ (0.22)	$ 0.02

Weighted average number of shares outstanding:
Basic	267,983	263,742
Diluted	267,983	266,359

(1) Stock-based compensation included in costs and expenses during the nine months ended June 29, 2013 was $5,234 for cost of revenues, $5,600 for research and development, $6,976 for selling and marketing, $16,434 for general and administrative and $7,654 for restructuring and divestiture. Stock-based compensation included in costs and expenses during the nine months ended June 23, 2012 was $3,602 for cost of revenues, $3,688 for research and development, $5,234 for selling and marketing and $13,836 for general and administrative.

HOLOGIC, INC. RECONCILIATION OF GAAP EPS AND NET (LOSS) INCOME TO NON-GAAP EPS, NET INCOME AND ADJUSTED EBITDA (Unaudited) (In thousands, except earnings per share)

	Three Months Ended
	June 29, 2013		June 23, 2012

(LOSS) INCOME PER SHARE
GAAP (loss) income per share - Diluted	$ (0.04)		$ 0.09
Adjustment to net loss (as detailed below)	0.42	(1)	0.26
Non-GAAP income per share – Diluted	$ 0.38		$ 0.35	(1)

NET LOSS
GAAP net (loss) income	$ (10,950)		$ 23,594
Adjustments:
Amortization of intangible assets	104,668	(2)	61,013	(2)
Contingent consideration	22,072	(3)	2,226	(3)
Non-cash interest expense relating to convertible notes	11,638	(4)	15,119	(4)
Acquisition and integration-related costs	5,928	(5)	5,078	(5)
Restructuring and divestiture charges	6,690	(6)	136	(6)
Fair value adjustment to depreciation expense	3,109	(7)	-
Impairment of intangible assets	1,714	(8)	-
Adiana closure costs	-		1,696	(9)
Other charges, net	2,915	(10)	(12)	(10)
Income tax effect on reconciling items	(44,553)	(11)	(16,276)	(12)
Non-GAAP net income	$ 103,231		$ 92,574

ADJUSTED EBITDA
Non-GAAP net income	$ 103,231		$ 92,574
Interest expense, net, not adjusted above	55,220		9,593
Provision for income taxes	48,580		47,689
Depreciation expense, not adjusted above	20,427		15,926
ADJUSTED EBITDA	$ 227,458		$ 165,782

Explanatory Notes:

(1) Non-GAAP earnings per share was calculated based on 272,531 and 267,294 weighted average diluted shares outstanding for the three months ended June 29, 2013 and June 23, 2012, respectively.
(2) To reflect a non-cash charge attributable to the amortization of intangible assets.
(3) To reflect a net charge to operating expenses attributable to contingent consideration related to certain of the Company's acquisitions.
(4) To reflect certain non-cash interest expense related to the Company's Convertible Notes.
(5) To reflect certain costs associated with the Company's acquisition(s) and integration plans.
(6) To reflect restructuring and other net divestiture charges.
(7) To reflect a non-cash fair value adjustment for additional depreciation expense related to the fair value write-up of fixed assets acquired from Gen-Probe.
(8) To reflect a non-cash impairment charge related to developed technology.
(9) To reflect the write-off of certain assets and related charges as a result of the Company's decision in fiscal 2012 to cease commercialization of the Adiana product.
(10) To reflect the net impact from miscellaneous transactions during the period.
(11) To reflect an estimated annual effective tax rate of 32.0% on a non-GAAP basis.
(12) To reflect an annual effective tax rate of 34.0% on a non-GAAP basis.

HOLOGIC, INC. RECONCILIATION OF GAAP REVENUES, EPS AND NET (LOSS) INCOME TO NON-GAAP REVENUES, EPS, NET INCOME AND ADJUSTED EBITDA (Unaudited) (In thousands, except earnings per share)

	Nine Months Ended
	June 29, 2013		June 23, 2012

REVENUES
GAAP revenues	$ 1,870,161
Adjustment related to Novartis collaboration and other, net	19,704	(1)
Non-GAAP revenues	$ 1,889,865

(LOSS) INCOME PER SHARE
GAAP (loss) income per share- Diluted	$ (0.22)		$ 0.02
Adjustments to net loss (as detailed below)	1.32		0.99
Non-GAAP income per share- Diluted	$ 1.10	(2)	$ 1.01	(2)

NET LOSS
GAAP net (loss) income	$ (58,936)		$ 4,133
Adjustments:
Contingent revenue from Novartis collaboration and other, net	19,704		-
Amortization of intangible assets	312,881	(3)	182,996	(3)
Contingent consideration	91,785	(4)	79,098	(4)
Non-cash interest expense relating to convertible notes	40,903	(5)	52,018	(5)
Acquisition and integration-related costs	18,880	(6)	6,982	(6)
Restructuring and divestiture charges	23,085	(7)	828	(7)
Fair value write up of acquired inventory sold	52,397	(8)	-
Fair value adjustment to depreciation expense	8,987	(9)	-
Gain on sale of intellectual property, net	(53,884)	(10)	(12,424)	(11)
Debt extinguishment loss	3,247	(12)	42,347	(13)
Debt transaction costs	6,414	(14)	-
Impairment of intangible assets	1,714	(15)	-
Adiana closure costs	-		19,980	(16)
Other charges, net	1,404	(17)	89	(17)
Income tax effect of reconciling items	(169,726)	(18)	(106,624)	(19)
Non-GAAP net income	$ 298,855		$ 269,423

ADJUSTED EBITDA
Non-GAAP net income	$ 298,855		$ 269,423
Interest expense, net, not adjusted above	167,204		29,121
Provision for income taxes	140,638		138,794
Depreciation expense, not adjusted above	60,043		48,107
ADJUSTED EBITDA	$ 666,740		$ 485,445

Explanatory Notes:

(1) To primarily reflect a fair value adjustment recorded in purchase accounting relating to contingent revenue earned and received under the Novartis collaboration post acquisition, which was eliminated under purchase accounting.
(2) Non-GAAP earnings per share was calculated based on 271,184 and 266,359 weighted average diluted shares outstanding for the nine months ended June 29, 2013 and June 23, 2012, respectively.
(3) To reflect a non-cash charge attributable to the amortization of intangible assets.

(4) To reflect a net charge to operating expenses attributable to contingent consideration related to certain of the Company's acquisitions.
(5) To reflect certain non-cash interest expense related to the Company's Convertible Notes.
(6) To reflect certain costs associated with the Company's acquisition(s) and integration plans.
(7) To reflect restructuring and other net divestiture charges.
(8) To reflect a non-cash adjustment recorded for the fair value write-up of inventory acquired from Gen-Probe and sold during the current reporting period.
(9) To reflect a non-cash fair value adjustment for additional depreciation expense related to the fair value write-up of fixed assets acquired from Gen-Probe.
(10) To reflect a net gain resulting from the $60 million cash payment received from KV Pharmaceuticals (KV) in final settlement of an agreement, net of costs associated with this transaction.
(11) To reflect a gain resulting from payments received related to the sale of the Company's Makena assets to KV, net of costs associated with this transaction.
(12) To reflect a non-cash loss related to the Credit Agreement amendment for those creditors who opted not to participate in the refinancing.
(13) To reflect a non-cash loss on the Convertible Notes Exchange during the related period.
(14) To reflect third-party transaction costs associated with the debt changes.
(15) To reflect a non-cash impairment charge related to developed technology.
(16) To reflect the write-off of certain assets and related charges as a result of the Company's decision in fiscal 2012 to cease commercialization of the Adiana product.
(17) To reflect the net impact from miscellaneous transactions during the period.
(18) To reflect an estimated annual effective tax rate of 32.0% on a non-GAAP basis.
(19) To reflect an annual effective tax rate of 34.0% on a non-GAAP basis.

Future Non-GAAP Adjustments:

Future GAAP EPS may be affected by changes in ongoing assumptions and judgments relating to the Company's acquired businesses, and may also be affected by nonrecurring, unusual or unanticipated charges, expenses or gains, all of which are excluded in the calculation of non-GAAP EPS as described in this press release. It is therefore not practicable to reconcile non-GAAP EPS guidance to the most comparable GAAP measure.

Use of Non-GAAP Financial Measures:

The Company has presented the following non-GAAP financial measures in this press release: revenues; net income; EPS; and adjusted EBITDA. The Company defines its non-GAAP revenues to primarily include contingent revenue earned under the Novartis collaboration post-acquisition which was eliminated under purchase accounting. The Company defines adjusted EBITDA as its non-GAAP net income plus net interest expense, income taxes, and depreciation and amortization expense included in its non-GAAP net income. The Company defines its non-GAAP net income and EPS to exclude: (i) the amortization of intangible assets; (ii) acquisition-related charges and effects, such as charges for contingent consideration (comprised of (a) adjustments for changes in the fair value of the contingent consideration liabilities initially recorded as part of the purchase price of an acquisition as required by GAAP, and (b) contingent consideration that is tied to continuing employment of the former shareholders and employees which is recorded as compensation expense), transaction costs, integration costs including retention, and credits and/or charges associated with the write-up of acquired inventory and fixed assets to fair value, and the effect of a reduction in revenue primarily related to contingent revenue under the Novartis collaboration, described above; (iii) non-cash interest expense related to amortization of the debt discount for convertible debt securities; (iv) restructuring and divestiture charges; (v) non-cash extinguishment losses and debt transaction costs; (vi) litigation settlement charges (benefits); (vii) other-than-temporary impairment losses on investments; and (viii) other one-time, nonrecurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results; and include income taxes related to such adjustments.

The Company believes the use of non-GAAP revenues is useful to investors as it eliminates certain effects of purchase accounting on its recognition of revenue. The Company believes the use of non-GAAP net income is useful to investors by eliminating certain of the more significant effects of its acquisitions and related activities, non-cash charges resulting from the application of GAAP to convertible debt instruments with cash settlement features, charges related to debt extinguishment losses, investment impairments, litigation settlements, and restructuring and divestiture initiatives. These non-GAAP measures also reflect how Hologic manages its businesses internally. In addition to the adjustments set forth in the calculation of the Company's non-GAAP net income and EPS, its adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of non-GAAP net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company's business. When analyzing the Company's operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income prepared in accordance with GAAP.

Investor Relations and Media Contacts:

Deborah R. Gordon	Al Kildani
Vice President, Investor Relations	Senior Director, Investor Relations
(781) 999-7716	(858) 410-8653
deborah.gordon@hologic.com	al.kildani@hologic.com